UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2020

ARCUS BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38419	47-3898435
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3928 Point Eden Way

Hayward, CA 94545

(Address of principal executive offices)

Registrant’s telephone number, including area code: (510) 694-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	RCUS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company:  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2020, the Board of Directors of Arcus Biosciences, Inc. appointed Merdad Parsey, M.D., Ph.D., to Arcus’s Board as a Class II Director.  Dr. Parsey is the Chief Medical Officer of Gilead Sciences, Inc. and is being appointed pursuant to the previously announced Investor Rights Agreement entered into between Arcus and Gilead.  Dr. Parsey will not receive any compensation for his service as a member of our Board.  Arcus expects to enter into its standard form of indemnification agreement with Dr. Parsey.  The information in Item 8.01 is incorporated by reference here.

Item 8.01	Other Events.

On July 13, 2020, Arcus and Gilead closed the previously announced Option, License and Collaboration Agreement (“Collaboration Agreement”), Common Stock Purchase Agreement (“Purchase Agreement”) and Investor Rights Agreement. As a result, Gilead made an upfront payment of $175 million pursuant to the Collaboration Agreement, Gilead purchased from Arcus 5,963,029 shares of Arcus common stock at a per share price of $33.54, for a total purchase price of approximately $200 million, pursuant to the Purchase Agreement and Arcus appointed Gilead’s designee, Dr. Parsey, to Arcus’s Board of Directors.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Common Stock Purchase Agreement dated May 27, 2020
99.2	Investor Rights Agreement dated May 27, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCUS BIOSCIENCES, INC.

Date: July 13, 2020	By:	/s/ Terry Rosen
Terry Rosen, Ph.D.
Chief Executive Officer